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                                                                 EXHIBIT 18

                             PAINEWEBBER SECURITIES TRUST
                      MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

              PaineWebber Securities Trust hereby adopts this Multiple Class Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act") on behalf of its current operating series, PaineWebber Small Cap Value Fund and PaineWebber Strategic Income Fund, and any series that may be established in the future (referred to hereinafter collectively as the "Funds" and individually as a "Fund").

     A.       GENERAL DESCRIPTION OF CLASSES THAT ARE OFFERED:
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              1.      Class A Shares.    Class A shares of each Fund are sold
     to the general public subject to an initial sales charge. The initial sales charge for each Fund is waived for certain eligible purchasers and reduced or waived for certain large volume purchases.

              The maximum sales charge is 4% of the public offering price for Class A shares of a Fund that invests primarily in debt securities.

              The maximum sales charge is 4.5% of the public offering price for Class A shares of a Fund that invests primarily in equity securities or a combination of equity and debt securities.

              Class A shares of each Fund are subject to an annual service fee of .25% of the average daily net assets of the Class A shares of each Fund paid pursuant to a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act.

              Class A shares of each Fund issued on or after November 1, 1995 will be subject to a contingent deferred sales charge ("CDSC") on redemptions of shares (i) purchased without an initial sales charge due to a sales charge waiver for purchases of $1 million or more and (ii) held less than one year. The Class A CDSC is equal to 1% of the lower of:
     (i) the net asset value of the shares at the time of purchase or (ii) the net asset value of the shares at the time of redemption. Class A shares of each Fund held one year or longer and Class A shares of each Fund acquired through reinvestment of dividends or capital gains distributions on shares otherwise subject to a Class A CDSC are not subject to the CDSC. The CDSC for Class A shares of each Fund will be waived under certain circumstances.

              2.      Class B Shares.    Class B shares of each Fund are sold
     to the general public subject to a CDSC, but without imposition of an initial sales charge.

              The maximum CDSC for Class B shares of each Fund is equal to 5% of the lower of: (i) the net asset value of the shares at the time of purchase or (ii) the net asset value of the shares at the time of redemption.
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              Class B shares of each Fund held six years or longer and Class B shares of each Fund acquired through reinvestment of dividends or capital gains distributions are not subject to the CDSC.

              Class B shares of each Fund are subject to an annual service fee of .25% of average daily net assets and a distribution fee of .75% of average daily net assets of the Class B shares of each Fund, each paid pursuant to a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act.

              Class B shares of each Fund convert to Class A shares approximately six years after issuance at relative net asset value.

              3.      Class C Shares.   Class C shares are sold without
     imposition of an initial sales charge or CDSC and are not subject to any service or distribution fees.

              Class C shares of each Fund are available for purchase only by:
     (i) employee benefit and retirement plans, other than individual retirement accounts and self-employed retirement plans, of Paine Webber Group Inc. and its affiliates; (ii) certain unit investment trusts sponsored by PaineWebber Incorporated; (iii) participants in certain wrap fee investment advisory programs that are currently or in the future sponsored by PaineWebber Incorporated and that may invest in PaineWebber proprietary funds, provided that shares are purchased through or in connection with those programs; and (iv) the holders of Class C shares of any Mitchell Hutchins/Kidder Peabody ("MH/KP") mutual fund provided that such shares are issued in connection with the reorganization of a MH/KP mutual fund into that Fund.

              4.      Class D Shares.    Class D shares of each Fund are sold
     to the general public without imposition of a sales charge.

              Class D shares of a Fund that invests primarily in equity securities or a combination of equity and debt securities are subject to an annual service fee of .25% of average daily net assets and a distribution fee of .75% of average daily net assets of Class D shares of such Fund, each pursuant to a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act.

              Class D shares of a Fund that invests primarily in debt securities are subject to an annual service fee of .25% of average daily net assets and a distribution fee of .50% of average daily net assets of Class D shares of such Fund, each pursuant to a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act.

              Class D shares of a Fund that invests primarily in debt securities will be subject to a CDSC on redemptions of Class D shares held less than one year equal to .75% of the lower of: (i) the net asset value
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     of the shares at the time of purchase or (ii) the net asset value of the shares at the time of redemption; provided that such CDSC shall apply only to Class D shares issued on or after November 1, 1995.

              Class D shares of a Fund that invests primarily in equity securities or in a combination of equity and debt securities will be subject to a CDSC on redemptions of Class D shares held less than one year equal to 1% of the lower of: (i) the net asset value of the shares at the time of purchase or (ii) the net asset value of the shares at the time of redemption; provided that such CDSC shall apply only to Class D shares issued on or after November 1, 1995.

              Class D shares of each Fund held one year or longer and Class D shares of each Fund acquired through reinvestment of dividends or capital gains distributions are not subject to the CDSC. The CDSC for Class D shares of each Fund will be waived under certain circumstances.

     B.       EXPENSE ALLOCATIONS OF EACH CLASS:
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              Certain expenses may be attributable to a particular Class of shares of each Fund ("Class Expenses"). Class Expenses are charged directly to the net assets of the particular Class and, thus, are borne on a pro rata basis by the outstanding shares of that Class.

              In addition to the distribution and service fees described above, each Class may also pay a different amount of the following other expenses:

                      (1) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxies to current shareholders of a specific Class;

                      (2) Blue Sky registration fees incurred by a specific Class of shares;

                      (3) SEC registration fees incurred by a specific Class of shares;

                      (4) expenses of administrative personnel and services required to support the shareholders of a specific Class of shares;

                      (5) Trustees' fees incurred as a result of issues relating to a specific Class of shares;

                      (6) litigation expenses or other legal expenses relating to a specific Class of shares; and
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                      (7)      transfer agent fees identified as being
                               attributable to a specific Class.

     C.       EXCHANGE PRIVILEGES:
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              Class A, Class B and Class D shares of each Fund may be exchanged for shares of the corresponding Class of other PaineWebber mutual funds and MH/KP mutual funds, or may be acquired through an exchange of shares of the corresponding Class of those funds. Class C shares of the Funds are not exchangeable.

              These exchange privileges may be modified or terminated by a Fund, and exchanges may only be made into funds that are legally registered for sale in the investor's state of residence.

     D.       CLASS DESIGNATION:
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              Subject to approval by the Board of Trustees of PaineWebber
     Securities Trust, a Fund may alter the nomenclature for the designations of one or more of its classes of shares.

     E.       ADDITIONAL INFORMATION:
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              This Multiple Class Plan is qualified by and subject to the terms of the then current prospectus for the applicable Classes; provided, however, that none of the terms set forth in any such prospectus shall be inconsistent with the terms of the Classes contained in this Plan. The prospectus for each Fund contains additional information about the Classes and each Fund's multiple class structure.

     F.       DATE OF EFFECTIVENESS:
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              This Multiple Class Plan is effective as of the date hereof, provided that the CDSC imposed on the Class A shares and Class D shares of each Fund shall apply only to Class A shares and Class D shares issued on or after November 1, 1995, and further provided that this Plan shall not become effective with respect to any Fund unless such action has first been approved by the vote of a majority of the Board and by vote of a majority of those trustees of the Fund who are not interested persons of PaineWebber Securities Trust.



                                                July 20, 1995